Exhibit 99.1

ARGAN, INC. ANNOUNCES INCREASE TO SHARE REPURCHASE PROGRAM

January 24, 2022 – ROCKVILLE, MD – Argan, Inc. (NYSE: AGX) (“Argan” or the “Company”) today announces that its Board of Directors approved an increase in the Company's existing share repurchase program, from $25 million to $50 million, to acquire shares of the Company's Common Stock.  The Company has repurchased shares at a cost of approximately $18 million under the authorization to-date.

“Delivering value to our customers and stockholders is our top priority. We are committed to a disciplined capital allocation strategy that balances returning capital to our stockholders and investing in our business and people,” said Rainer Bosselmann, Argan’s Chairman and Chief Executive Officer. “Over the past two months, we have repurchased $18 million of shares, and over the past two years, we have distributed dividends of approximately $63 million, while at the same time building our cash and net liquidity. As a result, with the meaningful free cash flow from our business, we expect to maintain share repurchasing as an opportunistic part of our capital allocation strategy.”

The Board’s authorization permits the Company to make purchases of its Common Stock from time to time in the open market or through privately negotiated transactions, subject to market and other conditions, up to the aggregate amount authorized by the Board. The Board’s authorization allows the repurchase of shares through January 2024.

About Argan, Inc.

Argan’s primary business is providing a full range of services to the power industry including the renewable energy sector. Argan’s service offerings focus primarily on the engineering, procurement and construction of natural gas-fired power plants, along with related commissioning, operations management, maintenance, project development and consulting services, through its Gemma Power Systems and Atlantic Projects Company operations. Argan also owns SMC Infrastructure Solutions, which provides telecommunications infrastructure services, and The Roberts Company, which is a fully integrated fabrication, construction and industrial plant services company.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to, the Company’s successful addition of new contracts to project backlog, the Company’s receipt of corresponding notices to proceed with contract activities and the Company’s ability to successfully complete the projects that it obtains. The Company has entered into several EPC contracts that have not started and may not start as planned due to market and other circumstances out of the Company’s control.  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the SEC. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Forms 10-K and 10-Q, and in other SEC filings.

Company Contact:	Investor Relations Contact:
Rainer Bosselmann	David Watson
301.315.0027	301.315.0027